FIRST AMENDMENT TO LEASE

TI·IIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made effective this 151day of October, 2010, by and between the CITY OF HANFORD, a municipal corporation, with its principle place of business in Hanford, Kings County, California ("Landlord") and Global Food Technologies, Inc., a Delaware Corporation, with its principal place of business in the City of Hanford, County of Kings, State of California, (hereinafter referred to as "Tenant").

RECITALS

A. Effective September 3, 2008, Landlord and Tenant entered into a Lease Agreement ("Lease") whereby Landlord leased to Tenant and Tenant leased from Landlord that certain premises as identified in said Lease.

B Effective October 1. 2010, Tenant requested to extend the Lease term minus suites 209 and 210 for a period of nine months, with the term of the new lease ending June 30. 2011 with an evergreen clause added for future lease renewal beginning July 1, 2011.

NOW, THEREFORE, in consideration of the mutual covenant set forth herein and for such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

I.	Amendment to Lease. The following provisions of the Lease are amended as follows:

Section l. PREMISES of the lease is hereby amended as follows:

Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord, at the rental rate, and upon the conditions hereinafter set forth, those certain premises identifies as 113 Court Street comprising and area of approximately 2,061 square feet of the Courthouse Square Building, together with all rights and appurtenances as set forth herein, being located in the City of Hanford, County of Kings, State of California, and more commonly known as 113 Court Street, Suites 205, 206, 207 and Suite 208 Hanford, California 93230 (Premises)

Section 2. FACILITY COMMON AREA, C. (Tenants Share of Cost) of the lease is hereby amended as follows:

For the time period commencing on the date of this Lease through June 30,2011, Tenant's monthly Common Area Cost shall be Three Hundred Nineteen Dollars and Six Cents ($319.06).

Section 3. TERM OF LEASE of the lease is hereby amended as follows:

The term of this lease shall be for a period of nine (9) months, effective October 1, 2010 and ending at 11:59 p.m., Pacific Standard Time or Pacific Daylight Time, whichever is applicable, June 30, 2011. The lease will automatically renew July lst each year thereafter for successive one (1) year periods. Should Landlord and/or Tenant wish to forego the automatic extension of this lease agreement, either party may provide a written "Notice to Terminate the Lease Agreement" to the other party no later than sixty (60) days prior to the end of the then-current term.

Section 4. RENT A (Monthly Rent) of the lease is hereby amended as follows:

Tenant agrees to pay Landlord as monthly rent for the Premises equal monthly installments of One Thousand Nine Hundred Fifty-Seven Dollars and Ninety-Five Cents ($1,957.95).

Section 10. UTILITIES A of the lease shall be amended as follows:

Tenant shall pay to Landlord a utility reimbursement amount in the sum of Four Hundred Twelve Dollars and Twenty Cents ($412.20) per month.

2.
Remaining Terms and Conditions of Lease. Except as otherwise amended as set forth herein, the remaining terms and conditions of the Lease as amended by the First Amendment will remain in full force and effect without amendment or modification.

3.
Sole and Only Agreement. This First Amendment supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the matters set forth herein and contains all of the covenants and agreements between the parties regarding said matters.

4.
Invalidity. If any provision of this First Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall never the less continue in full force and effect without being impaired or invalidated in any way.

5.
Successors and Assigns. Subject to paragraph 14 of the Lease, the covenants and agreements contained in this First Amendment shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

6.
Attorneys Fees. If an action at law or in equity is necessary to enforce or interpret the terms of this First Amendment, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements and addition to any other reasonable relief to which he may be entitled. With respect to any suit, action or proceeding arising out of or related to this First Amendment, or the documentation related hereto, the parties hereby submit to the jurisdiction and venue of the Superior Court for the County of Kings, State of California for any proceeding arising hereunder.

7.	Amendment. No change, amendment or modification of this First Amendment shall be valid unless the same be in writing or signed by the parties hereto.

8.	Governing Law. This First Amendment shall be construed and governed pursuant to the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this First Amendment effect on the day and in the year first set forth above.

LANDLORD:

CITY OF HANFORD
a Municipal Corporation

BY:

Hilary M. Straus, City Manager

TENANT:

GLOBAL FOOD TECHNOLOGIES, INC